  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996.

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
       ARVIN INDUSTRIES, INC.                     ARVIN CAPITAL I
    (EXACT NAME OF REGISTRANT AS     (EXACT NAME OF REGISTRANT AS SPECIFIED IN
     SPECIFIED IN ITS CHARTER)                      ITS CHARTER)
              INDIANA                                DELAWARE
  (STATE OR OTHER JURISDICTION OF         (STATE OR OTHER JURISDICTION OF
   INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)
             35-0550190                          TO BE APPLIED FOR
 (IRS EMPLOYER IDENTIFICATION NO.)       (IRS EMPLOYER IDENTIFICATION NO.)
                               ONE NOBLITT PLAZA
                                   BOX 3000
                         COLUMBUS, INDIANA 47202-3000
                                (812) 379-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                               RONALD R. SNYDER
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            ARVIN INDUSTRIES, INC.
                               ONE NOBLITT PLAZA
                                   BOX 3000
                         COLUMBUS, INDIANA 47202-3000
                                (812) 379-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:      PAUL W. THEISS
       FREDERICK L. HARTMANN                   MAYER, BROWN & PLATT
       SCHIFF HARDIN & WAITE                 190 SOUTH LASALLE STREET
          7200 SEARS TOWER                    CHICAGO, ILLINOIS 60603
      CHICAGO, ILLINOIS 60606   ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                                      PROPOSED
                                                                      MAXIMUM
                                                  PROPOSED MAXIMUM   AGGREGATE     AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE   OFFERING PRICE  OFFERING PRICE REGISTRATION
   SECURITIES TO BE REGISTERED     REGISTERED (1)   PER UNIT (2)      (2) (3)         FEE
----------------------------------------------------------------------------------------------
Preferred Securities of Arvin
 Capital I.......................                                   $100,000,000    $30,304
Junior Subordinated Deferrable
 Interest Debentures of Arvin
 Industries,
 Inc. (4)........................
Guarantees of Preferred
 Securities of Arvin Capital I by
 Arvin Industries, Inc. (5)......

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(1) Such indeterminate number of Preferred Securities of Arvin Capital I, and such indeterminate principal amount of Junior Subordinated Deferrable Interest Debentures of Arvin Industries, Inc., as may be issued at indeterminate prices.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the Preferred Securities of Arvin Capital I and the Junior Subordinated Deferrable Interest Debentures of Arvin Industries, Inc. registered hereby will not exceed $100,000,000.
(3) Exclusive of accrued interest and distributions, if any.
(4) The Junior Subordinated Deferrable Interest Debentures will be purchased by Arvin Capital I with the proceeds of the sale of the Preferred Securities and may later be distributed to the holders of Preferred Securities upon a dissolution of Arvin Capital I. No separate consideration will be received for the issuance of the Junior Subordinated Deferrable Interest Debentures. Pursuant to Rule 457, no separate fee is payable with respect to the Junior Subordinated Deferrable Interest Debentures.
(5) Includes back-up undertakings, consisting of obligations of Arvin Industries, Inc. to provide certain indemnities in respect of, and pay and be responsible for certain expenses and debts of Arvin Capital I. No separate consideration will be received for the Guarantees or any back-up undertakings. Pursuant to Rule 457, no separate fee is payable with respect to the Guarantees.
                                ---------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 23, 1996

PROSPECTUS


                         4,000,000 PREFERRED SECURITIES
                                ARVIN CAPITAL I


(LOGO)
             % TRUST ORIGINATED PREFERRED SECURITIESSM ("TOPRSSM")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                             ARVIN INDUSTRIES, INC.

                                  -----------

  The   % Trust Originated Preferred Securities (the "Preferred Securities")
offered hereby represent preferred undivided beneficial interests in the assets of Arvin Capital I, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Arvin Industries, Inc., an Indiana corporation ("Arvin" or the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred
Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the
                                                        (continued on next page)

                                  -----------

  SEE "RISK FACTORS" COMMENCING ON PAGE 9 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS OF THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  Application will be made to list the Preferred Securities on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). If so approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the date of this Prospectus. See "Underwriting."

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    INITIAL PUBLIC   UNDERWRITING   PROCEEDS TO
                                  OFFERING PRICE (1) COMMISSION (2) TRUST (3)(4)
--------------------------------------------------------------------------------
Per Preferred Security...........       $25.00            (3)          $25.00
--------------------------------------------------------------------------------
Total............................    $100,000,000         (3)       $100,000,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued distributions, if any, from        , 1997.
(2) The Trust and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, Arvin has agreed to pay to the Underwriters, as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds,
    $   per Preferred Security (or $   in the aggregate); provided, that such
    compensation for sales of 10,000 or more Preferred Securities to a single
    purchaser will be $   per Preferred Security. Therefore, to the extent of
    such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by Arvin are estimated to be
    $           .

                                  -----------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about
       , 1997.

                                  -----------

MERRILL LYNCH & CO.                                             LEHMAN BROTHERS
 DEAN WITTER REYNOLDS INC.
              A.G. EDWARDS & SONS, INC.
                          PAINEWEBBER INCORPORATED

                                        SALOMON BROTHERS INC

                                  -----------

                 The date of this Prospectus is        , 1996.

SM "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(continued from previous page)

proceeds thereof in an equivalent amount of % Junior Subordinated Deferrable Interest Debentures due 2037 (the "Subordinated Debentures") of Arvin. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.

  Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of    % of the liquidation amount of $25 per
Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of
each year, commencing              , 1997 ("distributions"). The distribution
rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debentures, which, along with interest and principal payments received on the Subordinated Debentures, will be the only assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by the Company (the "Guarantee") if and to the extent the Trust has funds available therefor. The Company's obligations under the Guarantee, taken together with its back-up undertakings, consisting of obligations of the Company (including the obligation to pay expenses of the Trust) as set forth in the Declaration, the Indenture (as defined herein) and the Subordinated Debentures issued to the Trust, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Effect of Obligations Under the Subordinated Debentures and the Guarantee" and "Description of the Guarantee." If the Company does not make principal or interest payments on the Subordinated Debentures as a result of the Company's election to extend the interest payment period on the Subordinated Debentures as described below, or otherwise, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Company has made such principal or interest payments. The obligations of the Company under the Subordinated Debentures are unsecured and will be subordinate and junior in right of payment, to the extent set forth herein, to all existing and future Senior Indebtedness (as defined herein) of the Company. At September 29, 1996, the aggregate amount of Senior Indebtedness was approximately $472 million. The Company's obligations under the Subordinated Debentures will also be effectively subordinated to all existing and future obligations of Arvin's subsidiaries.

  The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, from time to time, for up to 20 consecutive quarters (each, an "Extension Period") provided that no Extension Period may extend beyond the Maturity Date (as defined herein). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During any Extension Period, distributions will continue to accrue with interest thereon
(to the extent permitted by applicable law) at an annual rate of   % per annum
compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Risk Factors--Option to Extend Interest Payment Period" and "--Tax Consequences of Extension of Interest Payment Period," "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," and "United States Federal Income Taxation--Original Issue Discount."

  The Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) in whole or in part, from time to time, on or after
           , 2002, or (ii) at any time in whole (but not in part) upon the occurrence and continuation of a Tax Event (as defined herein). If the Company redeems Subordinated Debentures, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon to the date fixed for redemption (the "Redemption Price"). See "Description of the Preferred Securities--Mandatory Redemption" and --"Tax Event Redemption." The outstanding Preferred Securities will be redeemed upon maturity of the Subordinated Debentures. The
Subordinated Debentures mature on                , 2037.

  At any time, the Company will have the right to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities, on a pro rata basis, in liquidation of the Trust. If the Company elects to dissolve the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of the Trust, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Distribution of the Subordinated Debentures."

  In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security, solely out of the assets of the Trust available for distribution to such holders, after payment (or provision for payment) of all liabilities to creditors, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such liquidation, dissolution, winding up or termination, the Subordinated Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution upon Dissolution."

                                ---------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Arvin and the Trust with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Trust Securities, the Subordinated Debentures and the Guarantee (the "Offered Securities"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

  Arvin is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Arvin with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at the 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning Arvin may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, on which exchanges certain of the Company's securities are listed. Such information may also be accessed electronically by means of the SEC's home page on the World Wide Web located at http://www.sec.gov.

  No separate financial statements of the Trust have been included or incorporated by reference herein. Arvin does not believe that such financial statements would be material to holders of the Preferred Securities because
(i) all of the voting securities of the Trust will be owned, directly or indirectly, by Arvin, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debentures issued by Arvin, and (iii) the obligations of the Trust under the Preferred Securities are, if and to the extent that the Trust has funds available to meet such obligations, fully and unconditionally guaranteed by Arvin. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

  The Trust is not currently subject to the informational reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by Arvin with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    1. Arvin's Annual Report on Form 10-K for the year ended December 31,
  1995;

    2. Arvin's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 29, 1996; and

    3. Arvin's two Current Reports on Form 8-K, both dated May 10, 1996.

  All documents subsequently filed by Arvin pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Arvin will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to John W. Brown, Vice President--Public Relations, Arvin Industries, Inc., P.O. Box 3000, Columbus, Indiana 47202-3000, telephone 812-379-3000.

                               PROSPECTUS SUMMARY

  This summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus.

                                  THE COMPANY

  Arvin Industries, Inc. is a leading worldwide manufacturer of vehicle exhaust systems and ride control products for both original equipment and replacement customers. Since its founding in 1919, Arvin has grown through internal development, acquisitions and a number of international joint ventures. At September 29, 1996, the Company had total assets of approximately $1.4 billion and shareholders' equity of approximately $415 million.

                                   THE TRUST

  The Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust executed by the Company as sponsor (the "Sponsor") of the Trust and the trustees of the Trust (the "Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on December 18, 1996. The Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the gross proceeds from the sale of the Trust Securities to acquire the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, if a Declaration Event of Default (as defined herein) has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust.

  The Trust's affairs will be conducted by the Trustees appointed by the Company as the holder of all of the Common Securities. The Company, as the holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees. The duties and obligations of the Trustees shall be governed by the Declaration (as defined herein). The Trust will initially have three Trustees. Two of the initial Trustees (the "Administrative Trustees") will be employees or officers of or otherwise affiliated with the Company. The third initial Trustee (the "Institutional Trustee") will be Wilmington Trust Company, which shall act as institutional trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

  The principal corporate trust office of the Institutional Trustee, Wilmington Trust Company, is at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration. The address for the Trust is c/o Arvin Industries, Inc., the Sponsor of the Trust, at the Company's corporate headquarters located at One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000; telephone 812-379-3000.

                                  THE OFFERING

  Preferred Securities Offered. 4,000,000 % Trust Originated Preferred Securities evidencing preferred undivided beneficial interests in the assets of the Trust. Holders of the Preferred Securities will be entitled to receive
cumulative cash distributions at an annual rate of   % of the liquidation
amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30
and December 31 of each year commencing on             , 1997. The distribution
rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debentures, which, along with interest and principal payments received on the Subordinated Debentures, will be the only assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. See "Risk Factors--Ranking of Subordinate Obligations under the Guarantee and Subordinated Debentures" and "Description of the Preferred Securities."

  Subordinated Debentures. The Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent amount of % Subordinated Debentures of the Company. The Subordinated Debentures will rank subordinate and junior in right of payment to all Senior Indebtedness of Arvin. The Company's obligations under the Subordinated Debentures will also be effectively subordinated to all existing and future obligations of Arvin's subsidiaries. There are no terms that limit Arvin's ability to incur additional Senior Indebtedness. See "Description of the Subordinated Debentures-- Subordination."

  Guarantee. Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, are guaranteed by Arvin if and to the extent the Trust has funds available therefor. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the guarantee shall not apply to such distribution until the Trust has sufficient funds available therefor. See "Description of the Guarantee" and "Effect of Obligations under the Subordinated Debentures and the Guarantee." The obligations of Arvin under the Guarantee are subordinate and junior in right of payment to all other liabilities of Arvin and pari passu with the most senior preferred stock, if any, issued from time to time by the Company. See "Risk Factors--Ranking of Subordinate Obligations under the Guarantee and Subordinated Debentures" and "Description of the Guarantee."

  Right to Defer Interest. The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, from time to time, for up to 20 consecutive quarters. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) as described herein. There could be multiple Extension Periods of varying lengths during the term of the Subordinated Debentures. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income allocated to their Preferred Securities in their gross income (as original issue discount ("OID")) even though the cash payments attributable thereto have not been made. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" and "United States Federal Income Taxation-- Original Issue Discount."

  Redemption. The Subordinated Debentures are redeemable by the Company (in
whole or, from time to time, in part) on or after            , 2002, or at any
time, in whole but not in part, upon the occurrence of a Tax Event. If the Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed. The Trust Securities will be redeemed upon maturity of the Subordinated Debentures. See "Description of the Preferred Securities--Mandatory Redemption" and "--Tax Event Redemption."

  Right to Dissolve the Trust. At any time, the Company will have the right to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. If the Subordinated

Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities-- Distribution of the Subordinated Debentures."

  Use Of Proceeds. The proceeds from the sale of Preferred Securities by the Trust will be invested in the Subordinated Debentures of the Company. The Company expects to use a portion of the net proceeds from the sale of such
Subordinated Debentures to the Trust to repay approximately $        million of
short-term bank borrowings incurred in connection with the Company's December 27, 1996 redemption of its outstanding 7 1/2% Convertible Subordinated Debentures due 2014 and for general corporate purposes. Such general corporate purposes may include the Company's exercise of options (which are exercisable beginning in early 1997) to purchase the remaining ownership interests in several entities conducting business in the European automotive components markets. If the Company exercises the options, the amount of payments required will not be known for several months, but is currently expected to be approximately $30 million. Until net proceeds are used for this purpose, they may be applied to reduce the Company's outstanding short-term bank borrowings.
The Company's short-term bank borrowings at          , 1996 bear interest at a
weighted average interest rate of       percent and are due           .

                         SUMMARY FINANCIAL INFORMATION

  The following summary financial information should be read in conjunction with the consolidated financial statements of the Company and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. See "Incorporation of Certain Documents by Reference." The summary operating results, financial position and cash flow information for and as of the end of each of the fiscal years in the five-year period ended December 31, 1995, are derived from the audited consolidated financial statements of the Company. Amounts for 1994 and prior periods have been restated for discontinued operations. The summary operating results, financial position and cash flow information for and as of the end of each of the nine-month periods ended September 29, 1996 and October 1, 1995 have been derived from the unaudited consolidated financial statements of the Company and in the opinion of management include all adjustments which are necessary to present fairly the operating results, financial position and cash flow of the Company for the periods and at the dates presented. Except for the restructuring and special charges and credits described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996 and in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, all such adjustments are of a normal recurring nature. The summary financial information for the nine-month period ended September 29, 1996 is not necessarily indicative of the results to be expected for the full year ending December 29, 1996.

                            AT OR FOR THE
                              NINE-MONTH
                             PERIOD ENDED            AT OR FOR THE FISCAL YEAR ENDED
                          -------------------  --------------------------------------------------
                          SEPT. 29,  OCT. 1,   DEC. 31,  JAN. 1,   JAN. 2,   JAN. 3,     DEC. 29,
                            1996       1995      1995      1995      1994      1993        1991
                          ---------  --------  --------  --------  --------  --------    --------
                                               (DOLLARS IN MILLIONS)
                                                    (UNAUDITED)
OPERATING RESULTS (1)
 Net sales..............  $1,652.0   $1,465.9  $1,966.4  $1,849.5  $1,640.8  $1,587.2    $1,373.4
 Operating income (2)...      93.4       69.8      99.5     104.1     113.1     107.9        77.5
 Net interest expense...      29.3       31.5      41.2      40.1      33.0      34.1        36.5
 Earnings from
  continuing operations.      28.3       10.5      17.9      24.6      38.4      36.4        17.9
FINANCIAL POSITION
 Cash and equivalents...  $   25.7   $   56.2  $   15.2  $   11.1  $   35.1  $    6.4    $    5.5
 Total assets...........   1,429.8    1,341.0   1,291.0   1,231.5   1,175.5   1,110.6     1,086.2
 Total debt.............     416.0      460.8     402.3     441.4     440.1     409.1       369.9
 Shareholders' equity...     414.8      395.3     395.1     396.3     420.6     398.4(3)    374.1
CASH FLOW
 Depreciation and
  amortization..........  $   58.9   $   56.9  $   74.9  $   78.2  $   70.0  $   68.9    $   63.8
 Capital expenditures
  (net).................      48.1       61.6      98.6     103.7      82.7      98.6        72.6
RATIOS
 Operating income margin
  (2)...................       5.7%       4.8%      5.1%      5.6%      6.9%      6.8%        5.6%
 Operating income(2)/Net
  interest expense......  3.2 to 1   2.2 to 1  2.4 to 1  2.6 to 1  3.4 to 1  3.2 to 1    2.1 to 1
 Total debt/Operating
  income (2)............  4.5 to 1   6.6 to 1  4.0 to 1  4.2 to 1  3.9 to 1  3.8 to 1    4.8 to 1
 Total debt/Total
  capitalization........      48.1%      51.8%     48.5%     50.7%     49.3%     50.3%       49.1%

--------
(1) From continuing operations.
(2) Reflects income from continuing operations prior to expenses unrelated to segments.
(3) The Company adopted FAS 106 and FAS 112 in 1992 and recorded a $33.5 million charge net of tax, which is not reflected in operating income but is reflected in shareholders' equity.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should consider carefully all of the information contained in this Prospectus including the information in the documents incorporated by reference and, in particular, should evaluate the specific factors set forth below for risks involved with an investment in the Preferred Securities.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED
DEBENTURES

  The Company's obligations under the Guarantee are unsecured and will be subordinate and junior in right of payment to all other liabilities of Arvin and pari passu with the most senior preferred stock, if any, issued from time to time by Arvin. The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of Arvin and pari passu with obligations to or rights of Arvin's general unsecured creditors other than holders of Senior Indebtedness. As of September 29, 1996, Senior Indebtedness aggregated approximately $472 million. The Company's obligations under the Subordinated Debentures will also be effectively subordinated to all existing and furture obligations of Arvin's subsidiaries. There are no terms in the Preferred Securities, the Subordinated Debentures or the Guarantee that limit Arvin's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures and the Guarantee. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Subordinated Debentures against Arvin. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures. If the Institutional Trustee fails to enforce its rights with respect to the Subordinated Debentures held by the Trust to the fullest extent permitted by law, any record holder of Preferred Securities may institute legal proceedings directly against the Company to enforce the Institutional Trustee's rights under such Subordinated Debentures without first instituting any legal proceedings against such Institutional Trustee or any other person or entity. In addition, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a record holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder (a "Direct Action") on or after the respective due dates specified in the Subordinated Debentures. In connection with such Direct Action, Arvin will be subrogated to the rights of such record holder of Preferred Securities to the extent of any payment made by Arvin to such holder of Preferred Securities in such Direct Action. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Preferred Securities. See "Description of the Preferred Securities--Declaration Events of Default."

TRUST DISTRIBUTIONS DEPENDENT ON THE COMPANY'S PAYMENTS ON SUBORDINATED
DEBENTURES

  The Trust's ability to make distributions and other payments on the Preferred Securities is entirely dependent upon the Company making interest and other payments on the Subordinated Debentures. If the Company does not make payments on the Subordinated Debentures for any reason, including as a result of the Company's election to defer the payment of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, the Trust will not make payments on the Trust Securities. In such an event, holders of the Preferred Securities would not be able to rely on the Guarantee because distributions and other payments on the Preferred Securities are subject to the Guarantee only if and to the extent that the Trust has funds available therefor. See "Description of the Guarantee--General" and "Effect of Obligations under the Subordinated Debentures and the Guarantee."

FACTORS AFFECTING PRODUCTION VOLUMES; CYCLICALITY

  Historically, the North American and European automotive industries have experienced periodic, cyclical downturns, most recently in the 1991-92 calendar years in North America and in the 1993-94 calendar years in Europe. No assurance can be given as to when the next cyclical downturn will occur or as to the duration or severity thereof. North American production and European production, which accounted for approximately 58% and 32%, respectively, of the Company's consolidated sales in fiscal 1995, could face a significant decline in production volumes as a result of rising interest rates, a general economic downturn, rising fuel prices or general fuel unavailability, legislative changes, environmental concerns, emissions and safety issues, labor and/or trade disruptions or other factors. In addition, a prolonged strike at a major original equipment customer of the Company would likely result in a significant decline in original equipment production volumes. A significant decline in such production volumes as a result of a strike, the loss of a principal customer or any of the other factors described above could have a material adverse effect on the Company and consequently on its ability to make payments on the Subordinated Debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Company has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral, to the extent permitted by law, would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. The Company has the right to defer payments of interest on the Subordinated Debentures, from time to time, but no Extension Period may be more than 20 consecutive quarters or extend beyond the Maturity Date (as defined herein) of the Subordinated Debentures. There could be multiple Extension Periods of varying lengths during the term of the Subordinated Debentures. In the event that the Company exercises its right to defer interest payments, then, prior to the payment of all accrued interest on outstanding Subordinated Debentures, (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not, directly or indirectly, and shall not allow any of its subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures, and (c) the Company shall not make guarantee payments with respect to the foregoing (other than pursuant to the Guarantee); provided, however, that the restriction in clause (a) above does not apply (i) to repurchases or acquisitions of common shares of the Company as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for common shares, provided that such class or series of the Company's capital stock was outstanding prior to the date upon which the Company gives notice of its election of such Extension Period, (iii) to the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, provided that such capital stock or security was outstanding prior to the date upon which the Company gives notice of its election of such Extension Period, or
(iv) to the payment of any stock dividend by the Company where the dividend is paid in the form of the same stock as that on which the dividend is paid.
Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that each Extension Period, if any, may not exceed 20 consecutive quarters or extend beyond the Maturity Date of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. At the end of the Extension Period, Arvin will pay all interest accrued and unpaid on the Subordinated Debentures to the holders in whose names the Subordinated Debentures are registered on the first record date after the end of the Extension Period. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. See "Description of the Preferred Securities--Distributions" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

TAX CONSEQUENCES OF EXTENSION OF INTEREST PAYMENT PERIOD

  Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes. Such income will be allocated but not distributed to holders of the Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation--Original Issue Discount."

TAX EVENT REDEMPTION

  Upon the occurrence of a Tax Event, the Company will have the right to redeem the Subordinated Debentures, in whole (but not in part), in which event the Trust will redeem all outstanding Trust Securities. See "Description of the Preferred Securities--Tax Event Redemption."

DISTRIBUTION OF THE SUBORDINATED DEBENTURES

  At any time, the Company will have the right to dissolve the Trust and, after satisfaction of the liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. Under current United States federal income tax law and interpretation and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to the holders of the Preferred Securities. In addition, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Subordinated Debentures or Cash upon Dissolution of the Trust."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures upon any election by the Company to dissolve the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should review carefully all the information regarding the Subordinated Debentures and the Company contained in this Prospectus. See "Description of the Preferred Securities--Distribution of the Subordinated Debentures" and "Description of the Subordinated Debentures."

PROPOSED TAX LAW CHANGES

  On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill"), the revenue portion of President Clinton's fiscal 1997 budget proposal, was released. The Bill would, among other things, treat as equity, instruments issued by a corporation that have a maximum term of more than 20 years and that are not shown as indebtedness on the consolidated balance sheet of the issuer. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement. Under current law, the Subordinated Debentures will be treated as indebtedness of the Company and the Company will be able to deduct interest on the Subordinated Debentures beneficially held by the holders of the Preferred Securities. However, if the provision of the Bill regarding a 20-year term is enacted with retroactive effect with regard to the Subordinated Debentures, the Company will not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that current or future legislative proposals, adverse judicial decisions, final legislation or official administrative pronouncements will not affect the ability of the Company to deduct interest on the Subordinated Debentures, giving rise to a Tax Event which would permit the Company to cause the redemption of the
Preferred Securities prior to        , 2002 (the first date on which the
Company would otherwise be able to cause a redemption of the Preferred Securities). See "Description of the Preferred Securities--Tax Event Redemption" and "United States Federal Income Taxation."

PREPAYMENT CONSIDERATIONS

  At the option of the Company, the Subordinated Debentures may be redeemed,
in whole or in part, at any time on or after                , 2002, at a
redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Description of the Subordinated Debentures--Optional Redemption." Investors in the Preferred Securities should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Subordinated Debentures. If Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Debentures so redeemed. See "Description of the Preferred Securities--Mandatory Redemption."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have only limited voting rights, primarily in connection with directing the activities of the Institutional Trustee as the holder of the Subordinated Debentures. Such holders will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Trustees. Voting rights with respect to Trustee matters are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

TRADING PRICE

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--Original Issue Discount" and "--Sales of Preferred Securities."

ABSENCE OF PUBLIC MARKET FOR SECURITIES

  Since the Preferred Securities will be newly issued, there is no current market for them. The Company will apply for listing of the Preferred Securities on the New York Stock Exchange, but there can be no assurance that the applicable listing requirements of such exchange will be met. There can be no assurance that there will be an active trading market for the Preferred Securities.

                                   THE TRUST

  Arvin Capital I is a statutory business trust created under Delaware law pursuant to a declaration of trust, dated as of December 18, 1996, and the filing of a certificate of trust with the Secretary of State of the State of Delaware on December 18, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") by execution of an Amended and Restated Declaration of Trust substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities." Simultaneously with the issuance of the Preferred Securities, Arvin will acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately 55 years, but may dissolve earlier as provided in the Declaration.

  Pursuant to the Declaration, the number of Trustees will initially be three. Under the Declaration, Arvin, as holder of a majority in liquidation amount of the Common Securities, will have the right to increase or decrease, from time to time, the number of Trustees. The Declaration further provides, however, that there must always be (i) one Trustee which is either a resident of the State of Delaware or an entity which has its principal place of business in Delaware (the "Delaware Trustee"), (ii) at least one Trustee who is an employee or officer of, or is affiliated with, Arvin (an "Administrative Trustee"), and (iii) one Trustee which is a financial institution with combined capital and surplus of at least $50,000,000 and which acts as institutional trustee and as indenture trustee for purposes of compliance with the Trust Indenture Act. The same entity may serve as Delaware Trustee and Institutional Trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as the Debt Trustee (as defined herein) under the Indenture. See "Description of the Guarantee" and "Description of the Preferred Securities--Voting Rights."

  The Institutional Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities, and the Institutional Trustee will have the power to exercise all rights, powers and privileges of a holder of Subordinated Debentures under the Indenture. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right (subject to the terms of the Declaration) to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees; provided, that (i) if the Institutional Trustee does not have its principal place of business in Delaware, the number of Trustees shall be at least three, and (ii) there will always be at least one Administrative Trustee, one Institutional Trustee which satisfies the requirements of the Trust Indenture Act, and one Trustee who, if a natural person, is a resident of Delaware or, if not a natural person, is an entity which has its principal place of business in Delaware, as required under the Delaware Business Trust Act (the "Trust Act"). Arvin will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Subordinated Debentures--Miscellaneous."

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

                                  THE COMPANY

OVERVIEW

  Arvin is a diversified international manufacturer and supplier of automotive parts and a variety of other products through operating entities in the U.S. and numerous other countries. The Company is a worldwide leader in automotive exhaust systems and ride control products for the original equipment ("OE") and replacement markets. The Company's consolidated revenues were approximately $2 billion in fiscal 1995.

  Since its founding in 1919, Arvin has grown through internal development, acquisitions and a number of international joint ventures. In recent years, the Company's strategy has been to strengthen its automotive parts businesses by achieving a mix of sales to both original equipment manufacturers ("OEMs") and replacement market parts suppliers on a global basis. Recently, management has implemented a series of strategic initiatives to increase the Company's global competitive position within the automotive parts marketplace.

  The Company classifies its business based on the two primary markets it serves: Automotive Original Equipment and Automotive Replacement. In fiscal 1995, Arvin derived approximately 68% of its total revenues from the OE market, with the remaining 32% coming from replacement market sales.

THE AUTOMOTIVE ORIGINAL EQUIPMENT SEGMENT

  The principal products and primary customers of the Automotive Original Equipment segment are set forth below. The Company believes that it is the leading exhaust system supplier to OE customers in North America and Europe, and among the top three OE ride control suppliers in these markets.

            PRINCIPAL PRODUCTS                   PRIMARY CUSTOMERS
            ------------------                   -----------------
      Exhaust Systems                   Chrysler           Nissan
        --Mufflers                      Fiat               Renault
        --Exhaust and Tail Pipes        Ford               Saturn
        --Catalytic Converters          General Motors     TRW (airbag sensors)
        --Tubular Manifolds             Honda              Toyota/Nummi
      Ride Control Products             Mazda              Volkswagen/SEAT
        --Shock Absorbers               Mercedes Benz      Volvo
        --Struts                        Mitsubishi
      Gas Springs
      Vacuum Actuators
      Metal Tubular Parts
      Coated Coil Steel and Aluminum
      Press-Molded Thermoplastics
      Vinyl-Metal Stampings

  Arvin's OE segment has undergone a significant transformation in the last decade, moving to a fully integrated engineering, development and production operation. This transformation has been driven by the shift in customer requirements and a change in the capabilities required to be a successful, long term participant in this market.

  Arvin competes with other independent parts suppliers and with manufacturers' captive parts operations. The Company has significantly enhanced its delivery capabilities geographically since the late 1980s through both acquisitions and the formation of a number of international joint ventures. Arvin believes that its aggressive capital spending program has resulted in world-class manufacturing operations, capable of delivering outstanding value and quality to its customers.

THE AUTOMOTIVE REPLACEMENT SEGMENT

  The principal products, brand names and primary customers of the Automotive Replacement segment are set forth below. The Company believes that it is among the top two replacement exhaust and ride control manufacturers in both North America and Europe.

      PRINCIPAL PRODUCTS           BRAND NAMES               PRIMARY CUSTOMERS
      ------------------           -----------               -----------------
      Mufflers                     Mufflers                  Retailers
                                    Maremont                  Sears
      Exhaust and Tail Pipes        Cherry Bomb               Canadian Tire
                                    TIMAX                     Pep Boys
      Catalytic Converters          ANSA                      AutoZone
                                    ROSI
      Shock Absorbers               TESH                     Wholesale Distributors
                                                              Parts, Inc.
      MacPherson Struts            Shock Absorbers            United Auto Parts
                                    Gabriel                   General Parts
      Gas Springs
                                   Gas Springs               Installers
                                    Strong Arm                Meineke
                                                              Kwik-Fit

  The Company's replacement market operations compete with both OEMs and independent suppliers in North America and Europe, and serve the market through its own sales force as well as a network of manufacturers' representatives. The Company's competitive position has been enhanced by rigorous attention to lead time reduction, with some product offerings dropping from seven days to about one day. The foregoing has enabled the Company to increase its order fill rate and to provide quick order turnaround through more responsive manufacturing operations. These enhanced manufacturing processes have also had a positive impact on the cost and quality of the product.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company at September 29, 1996, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Preferred Securities. See "Use of Proceeds." The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                            AT SEPTEMBER 29,
                                                                  1996
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Short-term debt (including current maturities of long-
 term debt).............................................. $ 59,650   $ 23,453
Long-term debt:
  Capitalized lease obligations..........................    3,899      3,899
  7.94% notes due 2005...................................   50,000     50,000
  6 7/8% notes due 2001..................................   74,904     74,904
  9.8%-9.9% medium term notes due 1998...................   45,000     45,000
  10% medium term notes due 2000.........................   49,768     49,768
  7 1/2% convertible subordinated debentures due 2014....   63,803        --
  9 1/8% sinking fund debentures due 2017................   28,424     28,424
  10 3/8% euro-sterling notes due 2018...................   36,541     36,541
  Other..................................................    3,962      3,962
                                                          --------   --------
Total long-term debt.....................................  356,301    292,498
Company-obligated mandatorily redeemable preferred
 securities of trust
 subsidiary (1)..........................................      --     100,000
Shareholders' equity:
  Capital stock:
  Common shares ($2.50 par value)........................   60,681     60,681
  Capital in excess of par value.........................  207,784    207,784
  Retained earnings......................................  211,717    210,794
  Cumulative translation adjustment......................  (24,991)   (24,991)
  Common shares in treasury (at cost)....................  (40,359)   (40,359)
                                                          --------   --------
Total shareholders' equity...............................  414,832    413,909
                                                          --------   --------
Total capitalization..................................... $830,783   $829,860
                                                          ========   ========

--------
(1) As described herein, the sole asset of the Trust will be the      % Junior
    Subordinated Deferrable Interest Debentures due 2037 of Arvin with a principal amount of approximately $103,100,000, and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
          EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

  The following table sets forth the Company's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                         NINE-MONTH PERIOD
                               ENDED                   FISCAL YEAR ENDED
                         ----------------- -----------------------------------------
                         SEPT. 29, OCT. 1, DEC. 31, JAN. 1, JAN. 2, JAN. 3, DEC. 29,
                           1996     1995     1995    1995    1994    1993     1991
                         --------- ------- -------- ------- ------- ------- --------
Ratio of Earnings to
 Fixed Charges..........    2.3      1.6     1.6      1.8     2.5     2.3     1.7
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred
 Dividends..............    2.3      1.6     1.6      1.8     2.5     1.9     1.3

  For purposes of calculating the ratios, "earnings" consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. "Fixed charges" consist of interest on all indebtedness (including capital lease obligations and capitalized interest), amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor. The ratios of earnings to fixed charges, before special charges, for the nine months ended September 29, 1996 and October 1, 1995 were 2.5 and 1.9 to 1, respectively. The ratios of earnings to fixed charges, before the restructuring and special charges, for the 1995 and 1994 fiscal years were 1.9 and 2.4 to 1, respectively. The above computations do not include any fixed charges related to the Company's guarantee of debt for Calspan SRL Corporation. The debt guarantee was $18.0 million at September 29, 1996 and $21.7 million at December 31, 1995.

  A statement setting forth the computation of the unaudited ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                             ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated with the Company's financial statements with the Preferred Securities accounted for and captioned in the consolidated balance sheet directly above shareholders' equity.

                                USE OF PROCEEDS

  The Trust will use all proceeds from the sale of the Preferred Securities to purchase the Subordinated Debentures from the Company. Arvin intends to use the net proceeds from the sale of the Subordinated Debentures to repay
approximately $       million of short-term bank borrowings incurred in
connection with the Company's December 27, 1996 redemption of its outstanding 7 1/2% Convertible Subordinated Debentures due 2014, and for general corporate purposes. Such general corporate purposes may include the Company's exercise of options (which are exercisable beginning in early 1997) to purchase the remaining ownership interests in several entities conducting business in the European automotive components markets. If the Company exercises the options, the amount of payments required will not be known for several months, but is currently expected to be approximately $30 million. Until net proceeds are used for this purpose, they may be applied to reduce the Company's outstanding short-term bank borrowings. The Company's short-term bank borrowings at
           , 1996 bear interest at a weighted average interest rate of
percent and are due            .

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, Wilmington Trust Company, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration (including the annex and exhibits thereto), and those required to be made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), the Trust Act and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Administrative Trustees to issue, on behalf of the Trust, the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. The Common Securities will have equivalent terms to and will rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default (as defined herein), the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. In addition, holders of the Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace any of the Trustees. All of the Common Securities will be directly or indirectly owned by the Company.

  The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will hold the Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by Arvin to the extent described under "Description of the Guarantee." The Guarantee, when taken together with the back-up undertakings, consisting of obligations of the Company (including the obligation to pay expenses of the Trust) set forth in the Declaration, the Indenture and the Subordinated Debentures issued to the Trust, provide a full and unconditional guarantee by the Company of the Preferred Securities. The Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee only covers payment of distributions when the Company has made the corresponding payment of interest or principal on the Subordinated Debentures held by the Trust. In the absence of such payment of interest or principal, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights as the holder of the Subordinated Debentures or, under certain circumstances, to take direct action against the Company. See "--Declaration Events of Default," "--Voting Rights," "Description of the Guarantee" and "Effect of Obligations under the Subordinated Debentures and the Guarantee."

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum
of     % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears for more than one quarter will (to the extent permitted by applicable law) bear interest thereon from and including the last
day of such quarter at the rate per annum of     % thereof compounded
quarterly. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such 90-day quarter.

  Distributions on the Preferred Securities will be cumulative, will accrue
from               , 1997, and will be payable quarterly in arrears on March
31, June 30, September 30, and December 31 of each year, commencing
    1997, when, as and if available for payment, and will be made by the Institutional Trustee, except as otherwise described below. Distributions payable in the first payment period will be computed on the basis of days.

  Arvin has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period from time to time on the Subordinated Debentures, which right, if exercised, would defer quarterly distributions on the Preferred Securities (although to the extent permitted by law, such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debentures) during any such Extension Period. The Company has the right to defer payments of interest on the Subordinated Debentures, from time to time, for up to 20 consecutive quarters, provided that no Extension Period may extend beyond the Maturity Date of the Subordinated Debentures. There could be multiple Extension Periods of varying lengths during the term of the Subordinated Debentures. In the event that the Company exercises this right, then during any Extension Period (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not, directly or indirectly, and shall not allow any of its subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures, and (c) the Company shall not make any guarantee payments with respect to the foregoing; provided, however, that the restriction in clause (a) above does not apply (i) to repurchases or acquisitions of common shares of the Company as contemplated by any employment arrangement, benefit plan or similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for common shares, provided that such class or series of the Company's capital stock was outstanding prior to the date upon which the Company gives notice of its election of such Extension Period, (iii) to the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, provided that such capital stock or security was outstanding prior to the date upon which the Company gives notice of its election of such Extension Period, or (iv) to the payment of any stock dividend by the Company where the dividend is paid in the form of the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that each Extension Period, if any, may not exceed 20 consecutive quarters and may not extend beyond the Maturity Date of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Arvin may commence a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from Arvin on the Subordinated Debentures. See "Description of the Subordinated Debentures." The payment of distributions out of moneys held by the Trust is guaranteed by Arvin to the extent set forth under "Description of the Guarantee." The Guarantee, when taken together with the back-up undertakings, consisting of obligations of the Company (including the obligation to pay expenses of the Trust) as set forth in the Declaration, the Indenture and the Subordinated Debentures issued to the Trust, provides a full and unconditional guarantee by the Company of the Preferred Securities.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in global form, will be one Business Day (as defined below) prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Issuance--The Depository Trust Company." In the event that the Preferred Securities do not continue to remain in global form, the relevant record dates for the Preferred Securities shall conform to the rules of any securities exchange on which the securities are listed and, if none, shall be selected by the Administrative Trustees, which dates shall be at least one Business Day but less than 60 Business Days prior to the relevant payment dates. Distributions payable on any Preferred Securities that are not punctually paid on any distribution payment date, as a result of the Company's having failed to make a payment under the Subordinated Debentures, will cease to be payable to the person in whose name such Preferred Securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Preferred Securities are registered on the special record date or other specified date determined in accordance with the Indenture. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which state or federal banking institutions in New York, New York or Wilmington, Delaware, are authorized or required by law to close.

MANDATORY REDEMPTION

  The Subordinated Debentures will mature on                , 2037, and may be
redeemed, in whole or in part, at any time on or after                , 2002,
or at any time in whole (but not in part) upon the occurrence of a Tax Event. See "Description of the Subordinated Debentures." Upon the repayment of the Subordinated Debentures, whether at maturity or upon redemption, the proceeds from such repayment or redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so repaid or redeemed at the Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debentures--Optional Redemption." In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Trust Securities will be redeemed pro rata to each holder according to the aggregate liquidation amount of Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding. See "--Book-Entry Issuance--The Depository Trust Company" for a description of procedures of The Depository Trust Company in the event of redemption.

TAX EVENT REDEMPTION

  "Tax Event" means that the Administrative Trustees shall have received an opinion of an independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days after the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Subordinated Debentures, (ii) the Trust is, or will be within 90 days after the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges, or (iii) interest payable to the Trust on the Subordinated Debentures is not, or within 90 days of the date thereof, will not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

  If, at any time, a Tax Event shall occur and be continuing, the Company shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debentures, in whole (but not in part), for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, all Trust Securities shall be redeemed by the Trust at the Redemption Price.

DISTRIBUTION OF THE SUBORDINATED DEBENTURES

  At any time, the Company will have the right to dissolve the Trust and, after satisfaction of the liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. Under current United States federal income tax law and interpretation and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to the holders of the Preferred Securities. In addition, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Subordinated Debentures or Cash upon Dissolution of the Trust."

  If the Subordinated Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

  After the date for any distribution of Subordinated Debentures upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, and (ii) the record holders of the Preferred Securities will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution in exchange for the Preferred Securities held by such holders.

  There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that an investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

  On March 19, 1996, the Bill, the revenue portion of President Clinton's fiscal 1997 budget proposal, was released. The Bill would, among other things, treat as equity, instruments issued by a corporation that have a maximum term of more than 20 years and that are not shown as indebtedness on the consolidated balance sheet of the issuer. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued the Joint Statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement. Under current law, it is likely that the Subordinated Debentures will be treated as indebtedness of the Company and the Company will be able to deduct interest on the Subordinated Debentures beneficially held by the holders of the Preferred Securities. However, if the provision of the Bill regarding a 20-year term is enacted with retroactive effect with regard to the Subordinated Debentures, the Company will not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that current or future legislative proposals, adverse judicial decisions, final legislation or official administrative pronouncements will not affect the ability of the Company to deduct interest on the Subordinated Debentures, giving rise to a Tax Event which would permit the Company to cause the redemption of the
Preferred Securities prior to               , 2002 (the first date on which
the Company would otherwise be able to cause a redemption of the Preferred Securities). See "--Tax Event Redemption" and "United States Federal Income Taxation."

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Arvin has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debentures, the Trust will irrevocably deposit with the Depositary (as defined herein) funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Issuance-- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of the Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that the Company fails to repay the Subordinated Debentures on maturity or payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by Arvin pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "--Book-Entry Issuance--The Depository Trust Company."

  If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by a national securities exchange or other organization on which the Preferred Securities are then listed, the Company, pursuant to the Indenture, will only redeem the Subordinated Debentures in whole and, as a result, the Trust may only redeem the Preferred Securities in whole.

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Arvin or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each, a "Liquidation"), holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

  The Guarantee, when taken together with the back-up undertakings, consisting of obligations of the Company (including the obligation to pay expenses of the Trust) as set forth in the Declaration, the Indenture and the Subordinated Debentures issued to the Trust, provide a full and unconditional guarantee by the Company of the Preferred Securities.

DISSOLUTION

  Pursuant to the Declaration, the Trust shall dissolve upon the earliest of
(i) , 2052, (ii) the bankruptcy of the Sponsor, (iii) the filing of a certificate of dissolution or its equivalent with respect to the Sponsor, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities or the revocation of the charter of the Sponsor and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) at the election of the Sponsor, upon satisfaction of the liabilities of creditors of the Trust as required by applicable law, provided that all of the Subordinated Debentures shall have been distributed to holders of the Preferred Securities in liquidation of the Trust, (v) the entry of a decree of a judicial dissolution of the Sponsor or the Trust, or (vi) the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Event of Default with respect to the Preferred Securities has been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

  Upon the occurrence of an Indenture Event of Default, the Institutional Trustee, as the sole holder of the Subordinated Debentures, will have the right under the Indenture to declare the principal of and interest on the Subordinated Debentures to be immediately due and payable. The principal amount of the Subordinated Debentures will become immediately due and payable, without any declaration or other action by the Institutional Trustee or any other person, upon the occurrence of certain Indenture Events of Default relating to the voluntary or involuntary bankruptcy of the Company. Each of the Company and the Administrative Trustees, on behalf of the Trust, are required to file annually with the Institutional Trustee an officer's certificate as to the compliance of the Company and the Trust with all conditions and covenants under the Declaration.

  If the Institutional Trustee fails to enforce its rights with respect to the Subordinated Debentures held by the Trust to the fullest extent permitted by law, any record holder of Preferred Securities may institute legal proceedings directly against the Company to enforce the Institutional Trustee's rights under such Subordinated Debentures without first instituting any legal proceedings against such Insitutional Trustee or any other person or entity. In addition, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal or other required payments on the Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable, then a record holder of Preferred Securities may institute a proceeding directly against the Company for enforcement of payment on Subordinated Debentures, on or after the respective due dates specified in the Subordinated Debentures, having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder. In connection with such Direct Action, the Company will be subrogated to the rights of such record holder of Preferred Securities to the extent of any payment made by the Company to such record holder of Preferred Securities. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Preferred Securities.

VOTING RIGHTS

  Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee--Modification of the Guarantee; Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

  Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee, as holder of the Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debentures, (ii) waive any past Indenture Event of Default that is waivable under the Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent would be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of the holders of greater than a majority in principal amount of Subordinated Debentures affected thereby (a "Super-Majority"), the Institutional Trustee may only give such consent or take such action at the written direction of the holders of at least the proportion in liquidation amount of the Preferred Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

  In the event the consent of the Institutional Trustee, as the holder of the Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for the purposes of United States federal income tax.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information:
(i) the date of such meeting or the date by which such action is to be taken;
(ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debentures in accordance with the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Arvin or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Arvin, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Issuance--The Depository Trust Company."

  Holders of the Preferred Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by Arvin as the direct or indirect holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by the Administrative Trustees (and in certain circumstances the Institutional Trustee), provided that, if any proposed amendment provides for, or the

Administrative Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the holders of Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would materially adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise materially adversely affect the powers of the Institutional Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as otherwise described in the Declaration. The Trust may, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Securities or the Institutional Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Subordinated Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interests in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Arvin has received an opinion of an independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interests in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) the Trust will continue to be classified as a grantor trust for federal income tax purposes, and (viii) Arvin guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

EXPENSES AND TAXES

  In the Indenture, the Company has agreed to pay all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust and the offering, sale and issuance of the Trust Securities, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK-ENTRY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Preferred Securities. The Preferred Securities will initially be issued as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be delivered to DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

  DTC has advised the Company and the Trust that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of Beneficial Owners that are their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant the Preferred Securities to be redeemed in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

  Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the Trust or Arvin, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Administrative Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Preferred Securities.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Arvin and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

  The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and the Indenture, in the terms of the Trust Securities or in the Trust Indenture Act and, after default, shall exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Guarantee and the Indenture. The Company and its affiliates may have banking relationships with the Institutional Trustee in the ordinary course of business.

PAYMENT AND PAYING AGENCY

  Payments in respect of the Preferred Securities represented by a Global Security (as defined herein) shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates. In the event that the certificates for the Preferred Securities are not in book-entry form, the Trust will maintain an office or agency in the Borough of Manhattan, New York, New York, where the Preferred Securities may be presented for payment ("Paying Agent"). If Arvin fails to appoint or maintain another entity as Paying Agent, the Institutional Trustee will act as such.

  In the event that the Preferred Securities do not remain in book-entry form, registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Administrative Trustees may require) in respect of any tax or other government charges that may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Subordinated Debentures will be treated as indebtedness of Arvin for United States federal income tax purposes. In this connection, Arvin and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the amended and restated articles of incorporation of Arvin, that each of the Company and the Administrative Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

  Holders of the Preferred Securities have no preemptive or similar rights.

                         DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by Arvin for the benefit of the holders from time to time of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee, Wilmington Trust Company, will act as independent indenture trustee for Trust Indenture Act purposes under the Guarantee. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture

Act. The summary of certain provisions of the Guarantee does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

  Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid by the Trust (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining for distribution to holders of Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Arvin to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will not apply to any payment of distributions on the Preferred Securities except to the extent the Trust shall have funds available therefor. If Arvin does not make interest or principal payments on the Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor.

  Arvin will also irrevocably and unconditionally agree to guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of an Event of Default under the Indenture, holders of Preferred Securities under the Guarantee shall have priority over holders of Common Securities under the Common Securities Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

  In the Guarantee, Arvin will covenant that, so long as any Preferred Securities remain outstanding, if there shall have occurred any event of default under the Guarantee or a Declaration Event of Default, then (a) Arvin shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, (b) Arvin shall not, directly or indirectly, and shall not allow any of its subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee); provided, however, that the restriction in clause (a) above does not apply (i) to repurchases or acquisitions of common shares of the Company as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) as a result of an exchange or conversion of any class or series of Arvin capital stock for Arvin common shares, provided that such class or series of Arvin capital stock was outstanding prior to the occurrence of such event of default under the Guarantee or such Declaration Event of Default, (iii) to the purchase of fractional interests in shares of the Company's capital stock pursuant to conversion or exchange provisions of such Company capital stock or the security being converted or exchanged, provided that such Arvin capital stock or security was outstanding prior to the occurrence of such event of default under the Guarantee or such Declaration Event of Default, or (iv) to the payment of any stock dividend where the dividend is paid in the form of the same stock as that on which the dividend is paid.

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

  Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities--Voting Rights." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

  If the Guarantee Trustee fails to enforce the Guarantee, any record holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, if the Company has failed to make a Guarantee Payment, a record holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Guarantee for such payment to the record holder of the Preferred Securities of the principal of or interest on the Subordinated Debentures on or after the respective due dates specified in the Subordinated Debentures, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities. The Company has waived any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be DTC acting at the direction of its Direct Participants, who in turn will be acting at the direction of the beneficial owners of the Preferred Securities.

  The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Guarantee Trustee also serves as Institutional Trustee and Debt Trustee. The Company and its affiliates may have a banking relationship with the Guarantee Trustee in the ordinary course of business.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate as to the Preferred Securities (a) upon full payment of the Redemption Price of all Preferred Securities, (b) upon distribution of the Subordinated Debentures held by the Trust to the holders of all the Preferred Securities, or (c) upon full payment of the amounts payable in accordance with the Declaration upon dissolution of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of Arvin and will rank
(i) subordinate and junior in right of payment to all other liabilities of Arvin, including the Subordinated Debentures, except those liabilities of Arvin made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock, if any, now or hereafter issued by Arvin and with any guarantee now or hereafter entered into by Arvin in respect of any preferred stock of any affiliate of Arvin, and (iii) senior to Arvin's common shares. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

  The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

  Set forth below is a description of the terms of the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. The following summary of the principal terms does not purport to be complete and is subject to, and is qualified in its entirety by
reference to, the Indenture, dated as of                , 1996, between Arvin
and Wilmington Trust Company, as Trustee (the "Debt Trustee"), as supplemented
by a First Supplemental Indenture, dated as of                , 1996 (as so
supplemented, the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Debentures will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

  The Company will have the right, at any time, to dissolve the Trust and, after satisfaction of the liabilities to creditors of the Trust as required by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Distribution of the Subordinated Debentures."

  If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Arvin will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed.

GENERAL

  The Subordinated Debentures will be issued as unsecured subordinated debt under the Indenture. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that the debt securities may be issued thereunder from time to time in one or more series. However, the Subordinated Debentures, as a separate series of debt securities, will be limited in aggregate principal amount to $103,100,000, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities.

  The Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon
including Additional Interest (as defined herein), if any, on                ,
2037.

  If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, the Company presently anticipates that such Subordinated Debentures will initially be issued in the form of one or more Global Securities. As described herein, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement." In the event that Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in Wilmington, Delaware; provided, that payment of interest may be made at the option of Arvin by check mailed to the address of the persons entitled thereto. Notwithstanding the foregoing, so long as the holder of any Subordinated Debentures is the Institutional Trustee, the payment of principal and interest on the Subordinated Debentures held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

  The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or similar transaction involving Arvin that may adversely affect such holders.

SUBORDINATION

  The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of Arvin, whether now existing or hereafter incurred. No payment of principal (including redemption payments, if any), premium, if any, or interest on, the Subordinated Debentures may be made if (i) any Senior Indebtedness of Arvin is not paid when due, and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or
(ii) the maturity of any Senior Indebtedness of Arvin has been accelerated because of a default. Upon any payment by or distribution of assets of Arvin to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Indebtedness of Arvin must be paid in full, or payment provided for in money in accordance with its terms, before the holders of Subordinated Debentures are entitled to receive or retain any payment. Upon payment in full of all amounts due on Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of Arvin to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

  The term "Senior Indebtedness" means, with respect to Arvin, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of Arvin for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Arvin, (ii) all capital lease obligations of Arvin, (iii) all obligations of Arvin issued or assumed as the deferred purchase price of property, all conditional sale obligations of Arvin and all obligations of Arvin under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of Arvin for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which Arvin is responsible or liable as obligor, guarantor or otherwise, (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Arvin (whether or not such obligation is assumed by Arvin) and (vii) all obligations of the Company under guarantees in respect of operating lease payments of its subsidiaries or under guarantees in respect of the obligations of any trust, partnership or other entity that has been or is established as a lease financing entity of the Company ("a Lease Financing Entity") which guarantees were, in either case, incurred in connection with the issuance by such Lease Financing Entity of indebtedness or other securities, except in each case for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures, and (2) any indebtedness between or among the Company and its affiliates, including all other debt securities and guarantees in respect of those debt securities (other than guarantees referred to in clause
(vii) above) issued to any trust, or a trustee of such trust, partnership or other entity affiliated with Arvin that is a financing vehicle of Arvin (a "financing entity") in connection with the issuance by such financing entity of securities that are similar to the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

  The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Arvin. As of September 29, 1996, Senior Indebtedness of Arvin aggregated approximately $472 million. The Company's obligations under the Subordinated Debentures will also be effectively subordinated to all existing and future obligations of Arvin's subsidiaries.

CERTAIN COVENANTS OF THE COMPANY

  If (i) there shall have occurred any event that would constitute an Indenture Event of Default or (ii) Arvin shall be in default with respect to its payment of any obligations under the Guarantee or the Common Securities Guarantee, or (iii) Arvin shall have given notice of its election to defer payments of interest on the Subordinated Debentures by extending the interest payment period, and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not, directly or indirectly, and shall not allow any of its subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures, and (c) Arvin shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee); provided, however, that the restriction in clause (a) above does not apply (i) to repurchases or acquisitions of common shares of the Company as contemplated by any employment arrangement, benefit plan or similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for common shares, provided that such class or series of the Company's capital stock was outstanding prior to the occurrence of such Indenture Event of Default, (iii) to the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, provided that such capital stock or security was outstanding prior to the occurrence of such Indenture Event of Default, or (iv) to the payment of any stock dividend by the Company where the dividend is paid in the form of the same stock as that on which the dividend is paid.

  For so long as the Trust Securities remain outstanding, Arvin will covenant
(i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of Arvin under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) not to cause, as sponsor of the Trust, or to permit, as holder of the Common Securities, the dissolution, winding-up or termination of the Trust, except in connection with a distribution of the Subordinated Debentures as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (iii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities upon dissolution of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified for United States federal income tax purposes as a grantor trust.

OPTIONAL REDEMPTION

  Arvin shall have the right to redeem the Subordinated Debentures, (i) in
whole or in part, from time to time, on or after               , 2002, or (ii)
at any time in whole (but not in part) within 90 days following the occurrence of a Tax Event, upon not less than 30 nor more than 60-days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. See "Description of the Preferred Securities--Tax Event Redemption." If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities by such exchange on which the Preferred Securities are then listed, Arvin may only redeem the Subordinated Debentures in whole. Arvin is also prohibited from redeeming the Subordinated Debentures in part unless all accrued but unpaid interest has been paid on all outstanding Subordinated Debentures for all quarterly interest periods terminating on or prior to the redemption date.

PROPOSED TAX LEGISLATION

  Certain tax law changes have been proposed that may, if enacted, deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Subordinated Debentures. See "United States Federal Income Taxation--Proposed Tax Law Changes."

INTEREST

  Each Subordinated Debenture shall bear interest at the rate of     % per
annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each an
"Interest Payment Date"), commencing                , 1997, to the person in
whose name such Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debentures shall not continue to remain in book-entry form, Arvin shall have the right to select record dates, which shall be more than one Business Day prior to the Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 90-day period. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  Arvin shall have the right at any time, and from time to time, to defer payments of interest on the Subordinated Debentures by extending the interest payment period for a period not exceeding 20 consecutive quarters (but not beyond the maturity date of the Subordinated Debentures), at the end of which Extension Period, Arvin shall pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"). In the event the Company exercises this right, then during any Extension Period, (a) the Company shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock, (b) the Company shall not, directly or indirectly, and shall not allow any of its subsidiaries to, make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee); provided, however, that, the restriction in clause (a) above does not apply (i) to repurchases or acquisitions of common shares of the Company as contemplated by any employment arrangement, benefit plan or other similar contract with or for the benefit of employees, officers or directors entered into in the ordinary course of business, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for common shares, provided that such class or series of the Company's capital stock was outstanding prior to the date upon which the Company gives notice of its election of such Extension Period, (iii) to the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such Company capital stock or the security being converted or exchanged, provided that such capital stock or security was outstanding prior to the date upon which the Company gives notice of its election of such Extension Period, or (iv) to the payment of any stock dividend by the Company where the dividend is paid in the form of the same stock as that on which the dividend is paid. Prior to the termination of any such Extension Period, Arvin may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Arvin may commence a new Extension Period, subject to the requirements set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. At the end of the Extension Period, Arvin will pay all interest accrued and unpaid on the Subordinated Debentures, including any Additional Interest and Compound Interest, to the holders in whose names the Subordinated Debentures are registered on the first record date after the end of the Extension Period. Arvin has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. See "--Certain Covenants to the Company."

  If the Institutional Trustee shall be the sole holder of the Subordinated Debentures, Arvin shall give the Administrative Trustees and the Institutional Trustee notice of its election of such Extension Period at least one Business Day before the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Administrative Trustees shall give notice of Arvin's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Subordinated Debentures, Arvin shall give the holders of the Subordinated Debentures notice of its election of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Arvin is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

  If at any time the Trust or the Institutional Trustee shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Arvin will pay as additional interest ("Additional Interest") on the Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will equal the amounts the Trust and the Institutional Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Subordinated Debentures:

    (a) default in payment of interest on the Subordinated Debentures, including any Additional Interest in respect thereof, when due and continuance of such default for a period of 30 days; provided, however, that a valid extension of the interest payment period by Arvin shall not constitute a default in the payment of interest for this purpose; or

    (b) default in payment of principal or premium, if any, on the Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

    (c) failure to observe or perform any other covenant or agreement with respect to the Subordinated Debentures contained in the Indenture or established pursuant thereto for 90 days after written notice of such failure shall have given to Arvin by the Debt Trustee or to Arvin and the Debt Trustee by the holders of at least 25% in principal amount of the outstanding Subordinated Debentures; or

    (d) certain events of bankruptcy or reorganization of the Company; or

    (e) the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities upon dissolution of the Trust, the redemption of all outstanding Trust Securities of the Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

  The Indenture provides that if an Event of Default described in clauses (a),
(b), (c) and (e) of the preceding paragraph occurs and is continuing with respect to the Subordinated Debentures, either the Debt Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Subordinated Debentures may declare, by written notice to the Company, the principal of all of the Subordinated Debentures immediately due and payable. If an Event of Default described in clause (d) of the preceding paragraph occurs and is continuing, then the principal amount of the Subordinated Debentures, together with the principal amount of all other series of debt securities issued under the Indenture, will become immediately due and payable, without any declaration or action on the part of the Debt Trustee or any holder of the Subordinated Debentures.

  Under the Indenture, the holders of a majority in aggregate principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee with respect to the Subordinated Debentures. The holders of a majority in aggregate principal amount of the Subordinated Debentures may also waive, on behalf of the holders of all of the Subordinated Debentures, any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due, otherwise than by acceleration, and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenants described in the first paragraph under "--Certain Covenants of the Company." The holders of a majority in aggregate principal amount of the Subordinated Debentures may annul any declaration accelerating the maturity of the Subordinated Debentures made in accordance with the preceding paragraph and waive the default on which such acceleration was based if the default has been cured and a sum sufficient to pay all matured installments of interest, principal due (other than by acceleration) and premium, if any, on the Subordinated Debentures has been deposited with the Debt Trustee.

  Upon the occurrence of an Event of Default under the Indenture, holders of a majority in principal amount of the Preferred Securities will have the right to direct the Institutional Trustee to exercise its rights and remedies under the Indenture as sole holder of the Subordinated Debentures. In addition, if the Event of Default is due to the failure of the Company to pay interest or principal on the Subordinated Debentures, when due, holders of the Preferred Securities may institute a Direct Action against the Company. See "Description of the Preferred Securities--Declaration Event of Default," "--Voting Rights," and "Effect of Obligations under the Subordinated Debentures and the Guarantee."

BOOK-ENTRY AND SETTLEMENT

  If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, the Company anticipates that the Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

  If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Issuance--The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Arvin may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of Arvin, the Trust, the Institutional Trustee, the Debt Trustee, any paying agent and any other agent of Arvin, the Institutional Trustee or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Arvin that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed or (iii) Arvin, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such directions will be based upon instructions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

  In the event the Subordinated Debentures are not represented by one or more Global Securities, certificates evidencing Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the corporate trust office of the Debt Trustee or such other location designated by Arvin for such purpose with respect to the Subordinated Debentures without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Arvin has initially appointed the Debt Trustee as security registrar with respect to the Subordinated Debentures. Arvin may at any time rescind the designation of any such security registrar or approve a change in the location through which any such security registrar acts, except that Arvin will be required to maintain a transfer agent at the place of payment. Arvin may at any time designate additional transfer agents with respect to the Subordinated Debentures.

  In the event of any redemption in part, Arvin shall not be required to (i) issue, exchange or register the transfer of Subordinated Debentures during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of less than all of the Subordinated Debentures and ending at the close of business on the date of such mailing and
(ii) register the transfer of or exchange any Subordinated Debentures called for redemption.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting Arvin and the Debt Trustee, with the consent of the holders of at least a majority in principal amount of the Subordinated Debentures (and any other series of subordinated debt securities under the Indenture affected thereby), to modify the Indenture or any supplemental indenture affecting the rights of the holders of the Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture (or, if applicable, other series of subordinated debt securities) affected thereby,
(i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or
(ii) reduce the aforesaid percentage of Subordinated Debentures the consent of the holders of which is required for any such modification without the consent of the holders of each Subordinated Debenture affected. In the event that the consent of the Institutional Trustee, as holder of the Subordinated Debentures, is required with respect to any modification or amendment, the Institutional Trustee is required, under the Declaration, to request the direction of the holders of the Trust Securities with respect to such modification or amendment and to vote on such matter as directed by the holders of a majority in liquidation amount of the Trust Securities. See "Description of the Preferred Securities--Voting Rights."

  In addition, Arvin and the Debt Trustee may execute, without the consent of holders of the Subordinated Debentures, any supplemental indenture for certain other customary purposes, including the creation of any new series of debt securities.

CONSOLIDATION, MERGER AND SALE

  The Company shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any entity unless (a) the successor entity is a corporation organized under the laws of any state in the United States or the District of Columbia and expressly assumes the obligations of the Company under the Indenture, and (b) immediately thereafter no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to, and be substituted for, the Company under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Subordinated Debentures.

DEFEASANCE AND DISCHARGE

  The Indenture provides that the Company, at the Company's option, will be discharged from any and all obligations in respect of the Subordinated Debentures (except for certain obligations to register the transfer or exchange of Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits, in trust with the Debt Trustee, money or U.S. government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and interest and premium, if any, on, the Subordinated Debentures on the dates such payments are due in accordance with the terms of such Subordinated Debentures. To exercise any such option, the Company is required to deliver to the Debt Trustee an opinion of counsel, based upon then applicable U.S. federal income tax law, to the effect that the deposit and related defeasance would not cause the holders of the Subordinated Debentures of such series to recognize income, gain or loss for federal income tax purposes and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

  The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBT TRUSTEE

  The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Debt Trustee, upon the occurrence of an Indenture Event of Default, from the obligation to exercise the rights and powers vested in it by the Indenture and to use, in such exercise, the same degree of care and skill as a prudent individual would use in the conduct of his or her own affairs. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The Company and its affiliates may have normal banking relationships with the Debt Trustee in the ordinary course of business.

MISCELLANEOUS

  The Indenture provides that Arvin will pay all fees and expenses related to
(i) the offering of the Trust Securities and the Subordinated Debentures and
(ii) the organization, operation and termination of the Trust, including the fees and expenses of the Trustees.

  The Company will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Arvin; provided that, in the event of any such assignment, Arvin will remain liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                        EFFECT OF OBLIGATIONS UNDER THE
                   SUBORDINATED DEBENTURES AND THE GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to (i) issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, (ii) invest the proceeds from such issuance and sale in the Subordinated Debentures and (iii) engage in only those other activities necessary or incidental thereto.

  As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because: (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Arvin shall pay any costs, expenses, debts and obligations (other than with respect to the Trust Securities) related to the Trust and (iv) the Declaration provides that the Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Arvin as and to the extent set forth under "Description of the Guarantee." If Arvin does not make interest and/or principal payments on the Subordinated Debentures purchased by the Trust, the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee will not apply to the payment of distributions and other payments on the Preferred Securities unless and until the Trust has sufficient funds to make such distributions or other payments. The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company except those made pari passu or subordinate by their terms,
(ii) pari passu with the most senior preferred stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred stock of any affiliate of the Company and
(iii) senior to the Company's common shares.

  The Guarantee, when taken together with the back-up undertakings, consisting of obligations of the Company as set forth in the Declaration (including the obligation to pay expenses of the Trust), the Indenture and the Subordinated Debentures issued to the Trust, provide a full and unconditional guarantee by the Company of the Preferred Securities. If the Guarantee Trustee fails to enforce the Guarantee, any record holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, if the Company has failed to make a Guarantee Payment, a record holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Guarantee for such payment to the record holder of the Preferred Securities of the principal of or interest on the Subordinated Debentures on or after the respective due dates specified in the Subordinated Debentures, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities. The Company has waived any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be DTC acting at the direction of its Direct Participants, who in turn will be acting at the direction of the beneficial owners of the Preferred Securities.

  If the Institutional Trustee fails to enforce its rights with respect to the Subordinated Debentures held by the Trust to the fullest extent permitted by law, any record holder of Preferred Securities may institute legal proceedings directly against the Company to enforce the Institutional Trustee's rights under the Subordinated Debentures without first instituting any legal proceedings against the Institutional Trustee or any other person or entity. In addition, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal or other required payment on the Subordinated Debentures on the date such interest, principal or other payment is otherwise payable, then a record holder of Preferred Securities may institute Direct Action against the Company for enforcement of payment on the Subordinated Debentures on or after the respective due dates specified in the Subordinated Debentures. To the extent the Company makes a payment to a record holder of Preferred Securities in connection with proceedings by such record holder directly against the Company, the Company will be subrogated to the rights of the record holder of Preferred Securities to the extent of payments made by the Company to the record holder. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be DTC acting at the direction of its Direct Participants, who in turn will be acting at the direction of the beneficial owners of the Preferred Securities.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

  In the opinion of Schiff Hardin & Waite, special tax counsel to the Company and the Trust, the following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial

Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

  In connection with the issuance of the Subordinated Debentures, Schiff Hardin & Waite, special tax counsel to the Company and the Trust, will render its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Arvin.

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Preferred Securities, Schiff Hardin & Waite, special tax counsel to the Company and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

  Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debentures, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Subordinated Debentures.

ORIGINAL ISSUE DISCOUNT

  Because the Company has the option, under the terms of the Subordinated Debt Securities, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Subordinated Debentures will be treated as "original issue discount." Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Subordinated Debentures will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Subordinated Debentures in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

  Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

  Holders of Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Subordinated Debentures with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON DISSOLUTION OF THE TRUST

  At any time, the Company will have the right to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to holders in exchange for the Trust Securities and in liquidation of the Trust. See "Description of the Preferred Securities--Distribution of the Subordinated Debentures." Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debentures so received upon dissolution of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the related special event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities.

  Under certain circumstances described herein (see "Description of the Preferred Securities"), the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

  A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includable in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

  The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any beneficial owner of Preferred Securities that is not a U.S. person. For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, any estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or a "United States Trust." A

"United States Trust" is (a) for taxable years beginning after December 31, 1996, or if the trustee elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includible in gross income for United States federal income tax purposes regardless of its source.

  Under present United States federal income tax law: (i) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Arvin entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, that certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

  Gain recognized on the disposition of Preferred Securities will be subject to United States federal income tax if (i) such gain is effectively connected with a trade or business conducted by such United States Alien Holder within the United States (in which case the branch profits tax may also apply if the United States Alien Holder is a foreign corporation), or (ii) in the case of a United States Alien Holder that is an individual, such United States Alien Holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

  If a United States Alien Holder is engaged in a trade or business within the United States and interest (including original issue discount) and premium, if any, on Preferred Securities is effectively connected with the conduct of such trade or business, such United States Alien Holder may be subject to United States federal income tax on such interest (including original issue discount) and premium at ordinary federal income tax rates on a net basis (in which case the branch profits tax may also apply if the United States Alien Holder is a foreign corporation).

  On April 15, 1996, proposed Treasury Regulations (the "Proposed Regulations") were issued which, if adopted in final form, could affect the United States taxation of United States Alien Holders, including changing the certification requirements. The Proposed Regulations are generally proposed to be effective for payments after 1997, regardless of the issue date of the note with respect to which such payments were made. It cannot be predicted at this time whether the Proposed Regulations will become effective as proposed or what, if any, modifications may be made to them.

PROPOSED TAX LAW CHANGES

  On March 19, 1996, the Revenue Reconciliation Bill of 1996, the revenue portion of President Clinton's fiscal 1997 budget proposal, was released. The Bill would, among other things, treat as equity, instruments issued by a corporation that have a maximum term of more than 20 years and that are not shown as indebtedness on the consolidated balance sheet of the issuer. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued the Joint Statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to

Treasury Department officials concurring with the views expressed in the Joint Statement. Under current law, the Subordinated Debentures will be treated as indebtedness of the Company and the Company will be able to deduct interest on the Subordinated Debentures beneficially held by the holders of the Preferred Securities. However, if the provision of the Bill regarding a 20-year term is enacted with retroactive effect with regard to the Subordinated Debentures, the Company will not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that current or future legislative proposals, adverse judicial decisions, final legislation or official administrative pronouncements will not affect the ability of the Company to deduct interest on the Subordinated Debentures, giving rise to a Tax Event which would permit the Company to cause the redemption of the
Preferred Securities prior to                , 2002 (the first date on which
the Company would otherwise be able to cause a redemption of Preferred Securities) as described more fully under "Description of Preferred Securities--Tax Event Redemption."

INFORMATION REPORTING TO HOLDERS

  Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., PaineWebber Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                NUMBER OF
      UNDERWRITER                                          PREFERRED SECURITIES
      -----------                                          --------------------
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...................................
      Lehman Brothers Inc.................................
      Dean Witter Reynolds Inc............................
      A.G. Edwards & Sons, Inc............................
      PaineWebber Incorporated............................
      Salomon Brothers Inc................................
                                                                ---------
           Total..........................................      4,000,000
                                                                =========

  The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $   per Preferred Security, provided that such
concession for sales of 10,000 or more Preferred Securities to any single
purchaser will be $      per Preferred Security. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $   per Preferred
Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of Arvin, the Underwriting Agreement provides that Arvin will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in New York
Clearing House (next day) funds of $   per Preferred Security (or $   in the
aggregate) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single
purchaser will be $   per Preferred Security. Therefore, to the extent of such
sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

  During a period of 30 days from the date of the pricing of the Preferred Securities, neither the Trust nor Arvin will, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Subordinated Debentures or any debentures substantially similar to the Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

  Application will be made to list the Preferred Securities on the New York Stock Exchange. If approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the date of this Prospectus. The Representatives have advised the Trust that the Underwriters intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  Arvin and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Arvin in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company and the Trust by Schiff Hardin & Waite, Chicago, Illinois, and for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust.

                                    EXPERTS

  The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Arvin Industries, Inc. for the year ended December 31, 1995 include the financial statements of Space Industries International, Inc. (an approximately 70% owned subsidiary) through September 29, 1995, the date of its sale. The financial statements of the Company have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, and, with respect to the financial statements of Space Industries International, Inc. as of January 1, 1995 and for the years ended January 1, 1995 and January 2, 1994, in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of such firms as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UN-DERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    5
Risk Factors..............................................................    9
The Trust.................................................................   13
The Company...............................................................   14
Capitalization............................................................   16
Ratios of Earnings to Fixed Charges And Earnings to Combined Fixed Charges
 and Preferred Dividends..................................................   16
Accounting Treatment......................................................   17
Use of Proceeds...........................................................   17
Description of the Preferred Securities...................................   17
Description of the Guarantee..............................................   28
Description of the Subordinated Debentures................................   31
Effect of Obligations Under the Subordinated Debentures and the Guarantee.   39
United States Federal Income Taxation.....................................   40
Underwriting..............................................................   44
Legal Matters.............................................................   45
Experts...................................................................   46

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   4,000,000
                              PREFERRED SECURITIES

                                     (LOGO)

                                ARVIN CAPITAL I

                               % TRUST ORIGINATED
                       PREFERRED SECURITIESSM ("TOPRSSM")
                          GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                             ARVIN INDUSTRIES, INC.

                               ----------------

                                   PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.

                                LEHMAN BROTHERS

                           DEAN WITTER REYNOLDS INC.

                           A.G. EDWARDS & SONS, INC.

                            PAINEWEBBER INCORPORATED

                              SALOMON BROTHERS INC

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred by Arvin Industries, Inc. ("Arvin") in connection with the issuance and distribution of the Securities registered pursuant to this registration statement is as follows:

      Securities and Exchange Commission filing fee.................... $30,304
      Printing and engraving expenses..................................    *
      Accounting fees and expenses.....................................    *
      Legal fees and expenses..........................................    *
      Trustee and agent fees and expenses..............................    *
      Rating agency fees...............................................    *
      Blue sky fees, expenses and legal fees...........................    *
      Listing Fees.....................................................    *
      NASD filing fees and expenses....................................    *
      Miscellaneous....................................................    *
                                                                        -------
          Total                                                            *
                                                                        =======

--------
*To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 8 of the Amended and Restated By-Laws of Arvin, as amended, and
Article 10 of its Restated Articles of Incorporation, as amended, both provide for indemnification of officers and directors of Arvin against expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

  Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with the defense of proceedings in which they are made parties, or threatened to be made parties, by reason of such relationship to the corporation, except where they are adjudged liable for specific types of negligence or misconduct in the performance of their duties to the corporation. Chapter 37 also requires every Indiana corporation to indemnify any of its directors and, unless such corporation's articles of incorporation provide otherwise, any of its officers who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred by such director in connection with such proceeding.

  Officers and directors of Arvin are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act," including any breach of duty, neglect, error, misstatement, misleading statement, omission or other acts done or wrongfully attempted.

  The Declaration of Trust of Arvin Capital I (the "Trust") provides that to the fullest extent permitted by applicable law, the Sponsor shall indemnify and hold harmless each of the Administrative Trustees of the Trust, any Affiliate of any such Administrative Trustee, any officer, director, shareholder, member, partner, employee, representative or agent of any such Administrative Trustee, or any employee or agent of the Trust or its Affiliates (each a "Company Indemnified Person"), from and against any loss, damage or claim incurred by such Company Indemnified Person by reason of any act or omission performed or omitted by such Company Indemnified Person in good faith on behalf of the Trust and in a manner such Company Indemnified Person reasonably believed to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was illegal. The Declaration of Trust also provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Company Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Company Indemnified Person to repay such amount if it shall be determined that the Company Indemnified Person is not entitled to be indemnified as authorized in the Declaration of Trust. The Declaration of Trust further provides that no Company Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Trust or any Covered Person (as defined therein) or for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Company Indemnified Person in good faith on behalf of the Trust and in a manner such Company Indemnified Person reasonably believed to be within the scope of the authority conferred on such Company Indemnified Person by the Declaration of Trust or by law, except that a Company Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Company Indemnified Person's gross negligence or willful misconduct with respect to acts or omissions. In addition, certain sections of the form of Purchase Agreement filed as an Exhibit hereto provides for indemnification of the Registrants and their directors and officers by the underwriters or agents against certain liabilities, including certain liabilities under the 1933 Act.

ITEM 16. EXHIBITS.

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------

      1.1*     Form of Purchase Agreement for offering of Preferred Secu-
                rities
      4.1      Certificate of Trust of Arvin Capital I
      4.2      Declaration of Trust of Arvin Capital I
      4.3      Form of Amended and Restated Declaration of Trust of Arvin
                Capital I
      4.4      Form of Indenture between Arvin Industries, Inc. and Wil-
                mington Trust Company, as Trustee
      4.5      Form of Supplemental Indenture between Arvin Industries,
                Inc. and Wilmington Trust Company, as Trustee in connec-
                tion with the issuance of the Junior Subordinated Defer-
                rable Interest Debentures
      4.6      Form of Preferred Security Certificate (included in Ex-
                hibit 4.3)
      4.7      Form of Preferred Securities Guarantee Agreement
      4.8      Form of Junior Subordinated Deferrable Interest Debenture
                (included in Exhibit 4.5)
      5.1*     Opinion of Schiff Hardin & Waite
      5.2*     Opinion of Richards, Layton & Finger, P.A.
      8.1*     Opinion of Schiff Hardin & Waite
     12.1      Computations of Ratio of Earnings to Fixed Charges and Ra-
                tio of Earnings to Combined Fixed Charges and Preferred
                Dividends
     23.1      Consent of Price Waterhouse LLP
     23.2      Consent of KPMG Peat Marwick LLP
     23.3*     Consent of Schiff Hardin & Waite (included in Exhibits 5.1 and 8.1)
     23.4*     Consent of Richards, Layton & Finger, P.A. (included in
                Exhibit 5.2)
     24.1      Powers of Attorney (included on the signature page and in
                Exhibit 4.2)
     25.1*     Statement of Eligibility on Form T-1 under the Trust In-
                denture Act of 1939, as amended, of Wilmington Trust Com-
                pany, as Debt Trustee under the Indenture
     25.2*     Statement of Eligibility on Form T-1 under the Trust In-
                denture Act of 1939, as amended, of Wilmington Trust Com-
                pany, as Institutional Trustee under the Declaration of
                Trust of Arvin Capital I
     25.3*     Statement of Eligibility on Form T-1 under the Trust In-
                denture Act of 1939, as amended, of Wilmington Trust Com-
                pany, as Preferred Guarantee Trustee under the Preferred
                Securities Guarantee for the benefit of the holders of
                Preferred Securities of Arvin Capital I

--------
*To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned registrants hereby undertake:

    (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (c) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Byron O. Pond, Ronald R. Snyder and Richard A. Smith, or any of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this registration statement that any of such attorneys shall deem necessary or advisable in connection with the registration of the securities of the Registrant that are subject to this registration statement, which amendments may make such changes in such registration statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this registration statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, ARVIN INDUSTRIES, INC., CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS AND STATE OF INDIANA, ON THIS 20TH DAY OF DECEMBER, 1996.

                                          Arvin Industries, Inc.

                                                       Byron O. Pond
                                          By: _________________________________
                                                       Byron O. Pond
                                                Chairman and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


           Byron O. Pond             Chairman and Chief Executive  December 20, 1996
____________________________________   Officer
           Byron O. Pond

         Richard A . Smith           Vice President-Finance,       December 20, 1996
 . __________________________________   Chief Financial Officer
          Richard A. Smith             and Director

          William M. Lowe            Controller and Chief          December 14, 1996
____________________________________   Accounting Officer
          William M. Lowe

          Joseph P. Allen            Director                      December 20, 1996
____________________________________
          Joseph P. Allen

           James K. Baker            Director                      December 16, 1996
____________________________________
           James K. Baker

         Steven C. Beering           Director                      December 10, 1996
____________________________________
         Steven C. Beering

         Joseph P. Flannery          Director                      December 12, 1996
____________________________________
         Joseph P. Flannery


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       William D. George, Jr.        Director                      December 10, 1996
____________________________________
       William D. George, Jr.

            Ivan W. Gorr             Director                      December 12, 1996
____________________________________
            Ivan W. Gorr

        Richard W. Hanselman         Director                      December 20, 1996
____________________________________
        Richard W. Hanselman
          V. William Hunt            Director                      December 16, 1996
____________________________________
          V. William Hunt
            Don J. Kacek             Director                      December 20, 1996
____________________________________
            Don J. Kacek
         Frederick R. Meyer          Director                      December 10, 1996
____________________________________
         Frederick R. Meyer
        Arthur R. Velasquez          Director                      December 10, 1996
____________________________________
        Arthur R. Velasquez

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, ARVIN CAPITAL I, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS AND STATE OF INDIANA, ON THIS 20TH DAY OF DECEMBER, 1996.

                                          Arvin Capital I
                                          By Arvin Industries, Inc.

                                                      Richard A. Smith
                                          By: _________________________________
                                                   Richard A. Smith, Vice
                                                President--Finance and Chief
                                                     Financial Officer

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                         DESCRIPTION                           NUMBER
  -------                        -----------                         ----------

  1.1*     Form of Purchase Agreement for offering of Preferred
            Securities
  4.1      Certificate of Trust of Arvin Capital I
  4.2      Declaration of Trust of Arvin Capital I
  4.3      Form of Amended and Restated Declaration of Trust of
            Arvin Capital I
  4.4      Form of Indenture between Arvin Industries, Inc. and
            Wilmington Trust Company, as Trustee
  4.5      Form of Supplemental Indenture between Arvin Indus-
            tries, Inc. and Wilmington Trust Company, as Trustee
            in connection with the issuance of the Junior Subordi-
            nated Deferrable Interest Debentures
  4.6      Form of Preferred Security Certificate (included in Ex-
            hibit 4.3)
  4.7      Form of Preferred Securities Guarantee Agreement
  4.8      Form of Junior Subordinated Deferrable Interest Deben-
            ture (included in Exhibit 4.5)
  5.1*     Opinion of Schiff Hardin & Waite
  5.2*     Opinion of Richards, Layton & Finger, P.A.
  8.1*     Opinion of Schiff Hardin & Waite
 12.1      Computations of Ratio of Earnings to Fixed Charges and
            Ratio of Earnings to Combined Fixed Charges and Pre-
            ferred Dividends
 23.1      Consent of Price Waterhouse LLP
 23.2      Consent of KPMG Peat Marwick LLP
 23.3*     Consent of Schiff Hardin & Waite (included in Exhibits
            5.1 and 8.1)
 23.4*     Consent of Richards, Layton & Finger, P.A. (included in
            Exhibit 5.2)
 24.1      Powers of Attorney (included on the signature page and
            in Exhibit 4.2).
 25.1*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of Wilmington Trust
            Company, as Debt Trustee under the Indenture
 25.2*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of Wilmington Trust
            Company, as Institutional Trustee under the Declara-
            tion of Trust of Arvin Capital I
 25.3*     Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939, as amended, of Wilmington Trust
            Company, as Preferred Guarantee Trustee under the Pre-
            ferred Securities Guarantee for the benefit of the
            holders of Preferred Securities of Arvin Capital I

--------
*To be filed by amendment.